Exhibit 99.2

Protalix BioTherapeutics Announces Closing of Public Offering and Exercise of Over-Allotment Option

CARMIEL, Israel, February 22, 2012 /Globe Newswire/Protalix BioTherapeutics, Inc. (NYSE-AMEX:PLX, TASE:PLX), announced today the closing of its previously announced underwritten public offering. Prior to the closing, the underwriters exercised, in full, their over-allotment option to purchase an additional 675,000 shares of common stock. As a result, the Company sold a total of 5,175,000 shares of its common stock at a price to the public of $5.25 per share. After underwriting discounts and commissions and estimated offering expenses, the Company received net proceeds of approximately $25.4 million. The shares were sold pursuant to the Company’s existing shelf registration statement, the prospectus contained therein and the prospectus supplement filed with the U.S. Securities Exchange Commission, or the SEC, on February 16, 2012.

The Company expects to use the net proceeds from the sale of the shares primarily to fund clinical trials for the Company’s product candidates, to fund the Company’s research and development activities, to enhance the Company’s manufacturing capacity, for working capital and general corporate purposes. Jefferies & Company, Inc. acted as the sole book-running manager for the offering, and each of Canaccord Genuity Inc. and Oppenheimer & Co. Inc. acted as co-managers for the offering. Copies of the final prospectus supplement and accompanying prospectus may be obtained by sending a request to the offices of Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx®.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks relating to the sufficiency of the funds raised in the offering; risks relating to our use of the net proceeds from the offering; risks relating to the review process of the U.S. Food and Drug Administration, or the FDA, the European Medicines Agency, or the EMA, other foreign regulatory bodies and other governmental regulatory bodies, including the risk that regulatory authorities may find that the data from our clinical trials and other studies is insufficient for regulatory approval; risks relating to delays in the FDA's, the EMA's or other foreign regulatory authorities' approval of any applications we file or refusals to approve such filings, including the New Drug Application, or NDA, we filed with the FDA for taliglucerase alfa for the treatment of Gaucher disease; the risk that applicable regulatory authorities may refuse to approve the marketing and sale of a drug product even after acceptance of an application we file for the drug product; risks relating to potential restrictions on the marketing and sale of certain of our product candidates in certain territories due to the orphan drug status that may be granted to competing products, including the risk that the orphan drug designation granted by the EMA to VPRIV® in the European Union may prevent the marketing of taliglucerase alfa, our lead product candidate, in the European Union; risks relating to the completion of our clinical trials; and other factors described in our filings with the SEC. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated from clinical trials of drug products, the FDA, EMA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain approval from the FDA, EMA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operations by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Marcy Nanus
The Trout Group, LLC
646-378-2927
mnanus@troutgroup.com